Exhibit 4.2

STOCKHOLDERS AGREEMENT
DATED AS OF FEBRUARY 12, 2020
AMONG
TRANSPHORM, INC.
AND
KKR PHORM INVESTORS L.P.

-i-

STOCKHOLDERS AGREEMENT
This Stockholders Agreement is entered into as of February 12, 2020 by and among Transphorm, Inc. (f/k/a Peninsula Acquisition Corporation), a Delaware corporation (the “Company”), and KKR Phorm Investors L.P. (“KKR Phorm”).
BACKGROUND:
WHEREAS, on June 8, 2015, Transphorm, Inc. and KKR Phorm, among other parties, entered into a Series 1 Preferred Stock Purchase Agreement, whereby KKR Phorm acquired shares of Series 1 Preferred Stock of Transphorm, Inc., a privately-held Delaware corporation, and KKR Phorm subsequently purchased shares of Series 2 Preferred Stock in Transphorm, Inc.;
WHEREAS, Peninsula Acquisition Corporation, Peninsula Acquisition Sub, Inc. (“Acquisition Sub”) and Transphorm, Inc. entered into an Agreement and Plan of Merger and Reorganization, dated as of February 12, 2020, pursuant to which Acquisition Sub merged with and into Transphorm, Inc., with Transphorm, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”);
WHEREAS, following the consummation of the Merger, Peninsula Acquisition Corporation changed its name to “Transphorm, Inc.” and Transphorm, Inc. changed its name to “Transphorm Technology, Inc.”;
WHEREAS, following the consummation of the Merger, on February 12, 2020 the Company sold shares of its common stock to KKR Phorm and certain other third parties pursuant to an initial closing of a private placement offering (the “Private Placement” and, together with the Merger, the “Transactions”);
WHEREAS, as a result of the Transactions, KKR Phorm now owns more than 50% of the outstanding shares of the Company’s common stock; and
WHEREAS, the Company and KKR Phorm wish to set forth certain understandings between them, including with respect to certain governance matters.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:
“Affiliate” has the meaning set forth in Rule 12b‑2 promulgated under the Exchange Act, as in effect on the date hereof.
“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d‑3 promulgated under the Exchange Act.
“Board” means the board of directors of the Company.
“Company” has the meaning set forth in the Preamble.
“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.
“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Director” means any member of the Board.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“KKR Designee” has the meaning set forth in Section 2.1(b).
“KKR Entities” means KKR Phorm, its Affiliates and their respective successors and Permitted Assigns.
“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.
“Necessary Action” means, with respect to any party and a specified result, all actions (to the fullest extent such actions are permitted by applicable Law (including with respect to any fiduciary duties under Delaware Law) and within such party’s control) necessary to cause such result (and at such party’s expense), including, without limitation, (a) preparing and distributing stockholder’s resolutions and amendments to the organizational documents of the Company, if necessary or appropriate, and taking all other actions as are necessary or appropriate, to effect the provisions of this Agreement, (b) causing the adoption of Board resolutions by written consent or at a meeting duly called and convened necessary or appropriate to effect the provisions of this Agreement, and, as applicable, the preparation, approval, filing and obtaining effectiveness with the Securities and Exchange Commission and distribution (including via proxy access, as applicable) to stockholders in accordance with applicable Laws, rules and regulations, of proxy materials or consents in lieu thereof, and such other actions as are necessary or appropriate to effect the provisions of this Agreement, (c) executing agreements and instruments, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Permitted Assigns” means, with respect to a KKR Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock or units or interests (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.
“Total Number of Directors” means the total number of Directors comprising the Board.
“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II
CORPORATE GOVERNANCE MATTERS
2.1    Election of Directors.
(a)    KKR Phorm shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as the KKR Entities collectively beneficially own 40% or more of the outstanding shares of Common Stock; (ii) 33% of the Total Number of Directors, so long as the KKR Entities collectively beneficially own 20% or more, but less than 40%, of the outstanding shares of Common Stock; and (iii) 10% of the Total Number of Directors, so long as the KKR Entities collectively beneficially own 10% or more, but less than 20%, of the outstanding shares of Common Stock. For purposes of calculating the number of Directors that KKR Phorm is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1¼) Directors shall equate to two (2) Directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors.
(b)    In the event that KKR Phorm has nominated (or has then-serving as its designees) less than the total number of designees KKR Phorm shall be entitled to nominate pursuant to Section 2.1(a), KKR Phorm shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case the Company and the Directors shall take all Necessary Action to (x) enable KKR Phorm to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise and (y) designate such additional individuals nominated by KKR Phorm to fill such newly created vacancies or to fill any other existing vacancies. Each such individual whom KKR Phorm actually nominates pursuant to this Section 2.1 and who is thereafter elected or appointed to the Board to serve as a Director shall be referred to herein as a “KKR Designee”.
(c)    In the event that a vacancy is created at any time by the death, retirement or resignation of any Director designated pursuant to this Section 2.1, the remaining Directors and the Company shall take all Necessary Action to cause the vacancy created thereby to be filled by a new designee of KKR Phorm as soon as possible, and the Company and the Directors hereby agrees to take all Necessary Action to accomplish the same.
(d)    The Company and the Directors agree to take all Necessary Action to include the individuals designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors (or written consent in lieu thereof) and to use its and their best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.
(e)    For so long as the KKR Entities collectively beneficially own 20% or more of the outstanding shares of Common Stock, the Company and the Directors agree to take all

Necessary Action to cause a KKR Designee selected by KKR Phorm to serve as chairman of the Board.
(f)    For so long as the KKR Entities collectively beneficially own 20% or more of the outstanding shares of Common Stock, the Company and the Directors agree to take all Necessary Action to cause each committee of the Board to include at least one KKR Designee, in each case selected by KKR Phorm.
2.2    Director Expenses. The Company shall reimburse the reasonable expenses of each Director who is not an employee of the Company for the reasonable costs incurred by such person in attending meetings of the Board (and any committee thereof) and other meetings or events attended by such person on behalf of the Company.
ARTICLE III
INFORMATION
3.1    Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with U.S. generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, permit the KKR Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to the KKR Entities without the loss of any such privilege (and taking into account whether or not a KKR Director is then serving on the Board) and notified the KKR Entities that such information has not been provided.
ARTICLE IV
GENERAL PROVISIONS
4.1    Termination. This Agreement shall terminate on the earlier to occur of (a) such time as KKR Phorms is no longer entitled to nominate a Director pursuant to Section 2.1(a) and (b) upon the delivery of a written notice by KKR Phorm to the Company requesting that this Agreement terminate.
4.2    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by electronic mail or facsimile, to the Company at the address, electronic mail address or facsimile number set forth below and to any other recipient at the address, electronic mail address or facsimile number set forth below, or at such address, electronic mail address or facsimile number or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when, the day delivered personally, five (5) days after deposit in the U.S. mail, one (1)

day after deposit with a reputable overnight courier service, or the day sent by electronic mail or facsimile (receipt confirmed).
The Company’s address is:
Transphorm, Inc.
75 Castilian Drive
Goleta, California 93317
Attention: Mario Rivas
Email: mrivas@transphormusa.com
Facsimile: (805) 961-9528
with a copy (not constituting notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94303
Attention: Mark Bertelsen
Email: mbertelsen@wsgr.com
Facsimile: (650) 493-6811
KKR Phorm’s address is:
KKR Phorm Investors L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: General Counsel
Email: general.counsel@kkr.com
Facsimile: (212) 750-0003
with a copy (not constituting notice) to:
Jones Day
1755 Embarcadero Road
Palo Alto, California
Attention: Timothy R. Curry
Email: tcurry@jonesday.com
Facsimile: (650) 739-3900
4.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and KKR Phorm. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
4.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held and resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any KKR Entity being deprived of the rights contemplated by this Agreement.
4.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, notwithstanding the above, each KKR Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns any of its rights hereunder, without such prior written consent.
4.6    Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or create or establish any third-party beneficiary hereto.
4.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.
4.8    Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the exclusive jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, and each of the parties hereto irrevocably waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such judicial proceeding. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
4.9    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
4.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction, such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
4.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
4.13    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
4.14    No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

TRANSPHORM, INC.

By:	/s/ Mario Rivas
	Name:	Mario Rivas
	Title:	Chief Executive Officer

[Signature Page to Stockholders Agreement]

KKR PHORM INVESTORS L.P.

By:	its General Partner KKR Phorm Investors GP LLC

By:	/s/ Terence Gallagher
	Name:	Terence Gallagher
	Title:	Vice President, Finance

[Signature Page to Stockholders Agreement]